EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333‐261623 on Form S‐3, Registration Statement Nos. 333‐238533 and 333-229464 on Form S‐4, and Registration Statement Nos. 333‐47403, 33‐52691, 333‐02873, 333‐65424, 333‐182405, 333-235254, 333-237055, and 333-255763 on Form S-8 of our reports dated February 12, 2024, relating to the financial statements of Bristol‐Myers Squibb Company and the effectiveness of Bristol‐Myers Squibb Company‘s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Morristown, New Jersey
February 12, 2024

E-23-1